Exhibit 99.2

FOR IMMEDIATE RELEASE

October 21, 2003

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports Third Quarter 2003 EPS Up 13%

LAFAYETTE, LOUISIANA—IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 116-year-old IBERIABANK (http://www.iberiabank.com), announced record quarterly earnings. For the quarter ended September 30, 2003, the Company earned $6.1 million, a 29% increase over the same period in 2002, and up 2% compared to the second quarter of 2003. On a per share basis, the Company earned $0.86 per diluted share for the quarter, up 13% from the same period in 2002. The Company’s results of $0.86 per diluted share met average analyst expectations for the quarter. For 15 consecutive quarters, the Company has achieved record results that met or exceeded average analyst estimates.

For the nine months ended September 30, 2003, net income totaled $17.3 million, up 26% compared to the same period last year. On a per share basis, the Company earned $2.54 per diluted share in the first nine months of 2003, up 14% from $2.23 per diluted share during the same nine-month period in 2002. Comparisons made in this release to periods prior to second quarter 2003 are influenced by the acquisition of Acadiana Bancshares, Inc. completed on February 28, 2003.

Highlights For The Quarter Ended September 30, 2003

•	Total tax-equivalent revenues were $24.1 million, an increase of 1% compared to the second quarter of 2003 and 19% compared to the third quarter of 2002.

•	Tax-equivalent net interest margin in the third quarter of 2003 was 3.68%, down from 3.90% in the second quarter of 2003. Approximately half of the reduction in the margin was attributable to a temporary spike in bond premium amortization. Given current prepayment speeds, management anticipates premium amortization in the fourth quarter to revert back to the level experienced in the second quarter of 2003.

•	For the third quarter of 2003, return on average assets (“ROA”) was 1.18%, return on average equity (“ROE”) was 12.85% and return on tangible equity was 20.01% for the third quarter of 2003.

•	Annualized net charge-offs as a percentage of average loans was 0.26% in the third quarter of 2003. Nonperforming assets (“NPAs”) decreased $0.6 million, or 7%, during the quarter compared to June 30, 2003. As a percentage of total assets, NPAs were 0.33% at September 30, 2003 compared to 0.37% at June 30, 2003 and 0.54% one year ago. The allowance for loan losses was 1.25% of total loans at September 30, 2003 compared to 1.26% at June 30, 2003.

•	Equity-to-assets ratio was 9.06% at September 30, 2003, up 17 basis points since year-end 2002. Tier 1 leverage ratio was 7.35% at September 30, 2003, down 27 basis points since year-end 2002.

•	On September 16, 2003, the Company raised the quarterly cash dividend to $0.24 per share, an increase of 20% compared to the same quarter last year. The dividend payout ratio was 26.2% in the third quarter of 2003, up slightly from 24.3% in the second quarter of 2003.

•	The Company acquired a total of 42,900 shares of the Company’s common stock during the third quarter of 2003, at a weighted average cost of $48.55 per share. These purchases completed the Company’s Supplemental Share Repurchase Program. Under the Supplemental Program, 130,000 shares were acquired at a weighted average cost of $43.87 per share. On September 17, 2003, the Company announced a new repurchase program of up to 300,000 shares. To date, no shares have been purchased under this new program.

•	Total deposits climbed $62 million, or 4%, between June 30, 2003 and September 30, 2003. Strong deposit growth was exhibited in the third quarter of 2003 in transaction accounts.

•	Total loans grew $64 million, or 5%, between June 30, 2003 and September 30, 2003. The Company experienced strong growth in commercial, residential mortgage and home equity loans.

•	Mortgage loan origination volumes reached a record level of $128 million in the third quarter of 2003, up from the prior record of $124 million in the second quarter of 2003. The mortgage loan pipeline of loans in process was $44 million at September 30, 2003, down from $92 million at June 30, 2003.

•	The Company announced on October 8, 2003 expansion plans for north Louisiana including new strategic hires and the anticipated opening of a full service office in Shreveport by early 2004.

•	A multi media marketing campaign launched a new Company slogan: “Life Doesn’t Wait.” The message is designed to provide a call to action to our clients as well as reflect the expectation of continuous improvement within the organization.

Daryl G. Byrd, President and CEO of IBERIABANK Corporation, remarked, “The recent interest rate environment and competitive banking landscape in Louisiana presented a very interesting period for us. Generational lows in residential mortgage rates resulted in tremendous benefits to borrowers, but to the detriment of savers. We experienced record mortgage income, excellent deposit and loan growth, and exceptional asset quality.” Byrd noted, “We continue to gain market momentum and we are uniquely positioned to continue to develop our expansion opportunities in our targeted markets throughout Louisiana. We are particularly pleased with the caliber of the strategic hires that have recently joined us in our common focus on client-based, relationship banking.”

Loans And Deposits

Total loans grew $64 million between June 30, 2003 and September 30, 2003, or an increase of 5% (19% annualized rate). On the same basis, during the third quarter residential mortgage and construction loans increased $37 million, or nearly 11% (43% annualized rate), commercial loans increased $25 million, or 5% (19% annualized rate), and home equity loans and lines grew $6 million, or 4% (15% annualized rate).

The average yield on loans declined 34 basis points between the second and third quarters of 2003 as average loan volume climbed $56 million, or 4%. During this period, mortgage, consumer and commercial loan yields declined by 41, 33, and 28 basis points, respectively.

Between June 30, 2003 and September 30, 2003, total deposits grew $62 million, or over 4% (16% annualized rate). Deposit growth was concentrated in commercial and institutional segments. The Company experienced some diminution in retail certificates of deposits primarily offset by growth in NOW accounts in the commercial segment and adjustable rate public fund products. The Company’s cost of interest bearing deposits declined 18 basis points in the third quarter of 2003 compared to the second quarter of 2003. Average interest bearing deposits climbed nearly $45 million, or over 3% in the third quarter compared to the second quarter of 2003 (14% annualized rate). Similarly, average noninterest bearing deposit volume grew $9 million, or 5% during this period (21% annualized rate).

Investment Portfolio, Funding And Capital

The investment portfolio totaled $469 million at September 30, 2003, up $8 million, or 2%, since June 30, 2003. As a percentage of assets, the investment portfolio declined from approximately 23% at year-end 2002 and June 30, 2003 to 22.5% at September 30, 2003. Prepayment speeds continued to accelerate during the third quarter of 2003, causing additional bond premium amortization to be recognized during the quarter in excess of the level recorded during the second quarter of 2003. The primary reason for the accelerated bond premium amortization was a spike in mortgage refinancing. Bond premium amortization increased $360,000 between the first and second quarters of 2003, which lowered the portfolio yield by 32 basis points (8 basis point impact on the margin). Between the second and third quarters of 2003, the premium amortization increased another $575,000, resulting in further investment yield compression of 52 basis points due solely to this factor (12 basis point impact on the margin). The yield on the investment portfolio declined by 58 basis points between the second and third quarters of 2003, so nearly the entire bond portfolio yield decline was a result of the accelerated premium amortization. To partially offset the negative affect of this factor, the Company sold approximately $4 million in high-quality corporate bonds, whose value had appreciated as a direct result of the decline in interest rates, at a gain of $189,000.

The rapid decrease in long-term interest rates reached a low point around the middle of June 2003. Subsequently, long-term interest rates jumped dramatically, reaching a peak in early September 2003. As a result of these changes, beginning late in the third quarter, mortgage refinancing activity slowed dramatically and associated bond premium amortization decelerated rapidly as well. Based on management’s current modeling projections, the Company anticipates the $575,000 accelerated premium amortization increase in the third quarter will reverse course with a projected decrease in premium amortization of a similar amount in the fourth quarter and further decelerate into the first quarter of 2004. Mortgage origination volumes and income may be tempered in future periods as a result of these factors as well. Management’s projections are based on a number of assumptions over which the Company has little or no control. Therefore, actual results may differ materially from these projections based on changing market conditions and other uncertainties.

At September 30, 2003, the Company’s investment portfolio had a tax equivalent yield of 4.41%, a modified duration of 3.7 years, and an unrealized gain of $1.5 million. The comparable figures at June 30, 2003 were a tax-equivalent yield of 3.74%, a modified duration of 2.9 years and an unrealized gain of $6.9 million.

Capital ratios remain very strong despite completion of the supplemental share repurchase program. Shareholders’ equity increased nearly $2 million between June 30, 2003 and September 30, 2003. At September 30, 2003, shareholders’ equity was 9.06% of total assets, compared to 9.30% at June 30, 2003 and 8.89% at year-end 2002. At similar periods, the tier 1 leverage ratio was 7.35%, 7.38% and 7.62%, respectively.

Asset Quality

The ratio of net charge-offs to average loans was 0.26%, compared to 0.25% in the second quarter of 2003, and 0.30% in the same quarter one year ago. The Company’s provision for loan losses was $1.6 million in the third quarter of 2003, equal to the levels recorded in each of the prior two quarters. The provision covered net charge-offs 1.8 times in the third quarter of 2003, compared to 1.9 times in the second quarter of 2003, and 1.5 times in the first quarter. The allowance for loan losses was 1.25% at

September 30, 2003, compared to 1.26% at June 30, 2003 and 1.25% at year-end 2002. The Company believes that it uses a conservative definition of NPAs. The Company defines NPAs as non-accruing loans, accruing loans more than 90 days past due, foreclosed assets, and Other Real Estate Owned. Non-performing assets amounted to $6.9 million at September 30, 2003, down $0.6 million compared to June 30, 2003. Nonperforming assets equated to 0.33% of total assets at September 30, 2003 compared to 0.37% at June 30, 2003 and 0.42% at year-end 2002. At the same periods, the Company’s reserve coverage of nonperforming loans was 353%, 313% and 302%, respectively.

The Company recently negotiated the sale of a large motel credit, subject to satisfaction of certain conditions. The sale is currently anticipated to be completed in the fourth quarter of 2003 with no material impact to the Company’s financial statements.

Operating Results

The Company’s tax-equivalent net interest margin declined 22 basis points in the third quarter of 2003 to 3.68%, compared to 3.90% in the second quarter of 2003. The primary cause for the margin decline was accelerated bond premium amortization (12 basis points). Tax-equivalent net interest income decreased $329,000, due to the $575,000 increase in premium amortization. Exclusive of this factor, tax-equivalent net interest income climbed $246,000, or 1%, in the third quarter of 2003 compared to the second quarter of 2003.

Noninterest income in the third quarter of 2003 climbed $0.5 million, or 9%, compared to the second quarter of 2003, and up 38% versus the same quarter last year. Mortgage loan gains totaled $1.5 million for the third quarter, up $367,000, or 32%, compared to the second quarter of 2003. The Company recorded a gain of $189,000 on the sale of corporate securities during the third quarter, approximately equal to the gain on the sale of investments and property reported in the first and second quarters of 2003.

Total noninterest expense increased 0.4% versus the second quarter of 2003, and 14.4% versus the same quarter last year. The Company continues to make infrastructure improvements while maintaining consistent expense discipline. The Company’s tax-equivalent tangible efficiency ratio (a measure of a bank’s operating efficiency) declined from 54.0% in the first quarter of 2003 to 52.8% in the second quarter of 2003, and 52.6% in the third quarter of 2003. The Company remains comfortable with the targeted ratio of 50%.

Return on average assets was 1.18% for the third quarter of 2003, down three basis points compared to the second quarter of 2003. Return on average equity for the third quarter of 2003 was 12.85%, down three basis points compared to the second quarter of 2003. Management believes traditional ROE measures penalize companies, such as IBERIABANK Corporation, that completed acquisitions using only purchase accounting treatment and not pooling of interests treatment. As a result, an alternative measure that the Company considers to “level the playing field” between purchase and pooling of interests accounting treatments is return on tangible equity. Return on tangible equity, defined as net income divided by average equity less average intangibles, was 20.01% in the third quarter of 2003, compared to 20.22% in the second quarter of 2003 and 17.41% one year ago.

The Company announced it remains comfortable with the previously stated EPS comfort range for 2003 of $3.37 to $3.42 per fully diluted share. In addition, management confirmed prior stated guidance of double-digit growth in fully diluted EPS for 2004.

Based on a closing stock price on October 21, 2003 of $52.49 per share, the Company’s common stock traded at a price-to-earnings ratio of 15.3 times current average analyst estimates of $3.42 per fully diluted EPS for 2003 and 13.8 times average analyst estimates of $3.80 per fully diluted EPS for 2004. In addition, the Company’s stock traded at 1.85 times September 30, 2003 book value per share of $28.35. On September 16, 2003, the Company declared a 9% increase in the quarterly cash dividend to $0.24 per share, payable to shareholders of record as of September 30, 2003. This dividend level represents a 20% increase over the same period last year and equates to an annualized dividend rate of $0.96 per share and an indicated dividend yield of 1.83%.

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Wednesday, October 22, 2003, beginning at 8:30 a.m. Central Daylight Time by dialing 888-273-9887. The confirmation code for the call is 699116. A replay of the call will be available until midnight Central Standard Time on October 29, 2003 by dialing 800-475-6701. The confirmation code for the replay is 699116.

IBERIABANK Corporation is one of the oldest financial institutions with continuous operations in the State of Louisiana and the third largest Louisiana-based bank holding company. The Company operates full service offices located in south central Louisiana, north Louisiana, and the greater New Orleans area. Information regarding the Company can be obtained by visiting the Company’s website at www.iberiabank.com. The Company’s common stock trades on NASDAQ under the symbol “IBKC” and Company’s market capitalization is approximately $350 million.

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

To the extent that statements in this report relate to the plans, objectives, or future performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and the current economic environment. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. A discussion of factors affecting IBERIABANK Corporation’s business and prospects is contained in the Company’s periodic filings with the Securities and Exchange Commission.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended September 30,			For The Quarter Ended June 30,
	2003	2002	% Change	2003	% Change
Income Data (in thousands):
Net Interest Income	$16,699	$15,010	11%	$17,065	-2%
Net Interest Income (TE) (1)	17,383	15,389	13%	17,712	-2%
Net Income	6,077	4,708	29%	5,979	2%
Per Share Data:
Net Income—Basic	$0.93	$0.83	13%	$0.92	1%
Net Income—Diluted	0.86	0.76	13%	0.85	1%
Book Value	28.35	24.71	15%	28.18	1%
Tangible Book Value (2)	18.71	18.59	1%	18.49	1%
Cash Dividends	0.24	0.20	20%	0.22	9%
Key Ratios: (3)
Return on Average Assets	1.18%	1.29%		1.21%
Return on Average Equity	12.85%	12.99%		12.88%
Return on Average Tangible Equity (2)	20.01%	17.41%		20.22%
Net Interest Margin (TE) (1)	3.68%	4.61%		3.90%
Efficiency Ratio	55.7%	57.2%		55.8%
Tangible Efficiency Ratio (TE) (1) (2)	52.6%	55.3%		52.8%
Average Loans to Average Deposits	87.0%	82.1%		86.5%
Nonperforming Assets to Total Assets (4)	0.33%	0.54%		0.37%
Allowance for Loan Losses to Loans	1.25%	1.25%		1.26%
Net Charge-Offs to Average Loans	0.26%	0.30%		0.25%
Average Equity to Average Total Assets	9.15%	9.95%		9.38%
Tier 1 Leverage Ratio	7.35%	7.53%		7.38%
Dividend Payout Ratio	26.2%	24.5%		24.3%
Number of Shares Outstanding:
Basic Shares (Average)	6,519,859	5,706,140		6,485,180
Diluted Shares (Average)	7,079,438	6,202,722		7,015,872
Book Value Shares (Period End) (5)	6,658,862	5,787,261		6,634,511

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(3)	All ratios are calculated on an annualized basis for the period indicated.
(4)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and repossessed assets.
(5)	Shares used for book value purposes exclude shares held in treasury and unreleased shares held by the Employee Stock Ownership Plan at the end of the period.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

BALANCE SHEET (End of Period)	September 30,			June 30, 2003	December 31, 2002
	2003	2002	% Change
ASSETS
Cash and Due From Banks	$50,749	$40,256	26.1%	$40,441	$36,555
Interest-Bearing Deposits in Banks	16,944	5,903	187.0%	15,449	27,220

Total Cash and Equivalents	67,693	46,159	46.7%	55,890	63,775
Investment Securities Available for Sale	408,526	244,213	67.3%	392,953	309,636
Investment Securities Held to Maturity	60,378	72,875	(17.1)%	67,615	58,486

Total Investment Securities	468,904	317,088	47.9%	460,568	368,122
Mortgage Loans Held for Sale	4,129	7,827	(47.2)%	18,540	8,683
Loans, Net of Unearned Income	1,397,946	1,003,103	39.4%	1,333,705	1,044,492
Allowance for Loan Losses	(17,482)	(12,518)	39.7%	(16,772)	(13,101)

Loans, net	1,380,464	990,585	39.4%	1,316,933	1,031,391
Premises and Equipment	28,947	18,596	55.7%	28,929	18,161
Goodwill and Acquisition Intangibles	64,163	35,420	81.1%	64,276	35,401
Mortgage Servicing Rights	373	129	189.1%	398	122
Other Assets	68,224	44,243	54.2%	63,763	44,933

Total Assets	$2,082,897	$1,460,047	42.7%	$2,009,297	$1,570,588

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-Bearing Deposits	$191,257	$151,078	26.6%	$190,212	$159,005
Interest-Bearing Deposits	1,397,223	1,061,431	31.6%	1,336,032	1,083,227

Total Deposits	1,588,480	1,212,509	31.0%	1,526,244	1,242,232
Short-Term Borrowings	98,000	34,000	188.2%	87,000	75,000
Securities Sold Under Agreements to Repurchase	21,273	13,296	60.0%	22,593	21,803
Long-Term Debt	165,616	37,919	336.8%	166,041	75,458
Other Liabilities	20,764	19,292	7.6%	20,471	16,497

Total Liabilities	1,894,133	1,317,016	43.8%	1,822,349	1,430,990
Total Shareholders’ Equity	188,764	143,031	32.0%	186,948	139,598

Total Liabilities and Shareholders’ Equity	$2,082,897	$1,460,047	42.7%	$2,009,297	$1,570,588

INCOME STATEMENT	For The Three Months Ended September 30,			For The Nine Months Ended September 30,
	2003	2002	% Change	2003	2002	% Change
Interest Income	$24,082	$21,720	10.9%	$71,401	$65,910	8.3%
Interest Expense	7,383	6,710	10.0%	21,724	21,511	1.0%

Net Interest Income	16,699	15,010	11.3%	49,677	44,399	11.9%
Provision for Loan Losses	1,599	1,500	6.6%	4,748	4,498	5.6%

Net Interest Income After Provision for Loan Losses	15,100	13,510	11.8%	44,929	39,901	12.6%
Service Charges	3,073	2,746	11.9%	8,625	7,334	17.6%
ATM Fees	448	402	11.4%	1,380	1,189	16.1%
Gain on Sale of Loans	1,499	610	145.7%	3,333	1,406	137.1%
Other Gains (Losses)	207	(38)	(644.7)%	472	368	28.3%
Other Noninterest Income	1,287	1,013	27.0%	3,572	2,965	20.5%

Total Noninterest Income	6,514	4,733	37.6%	17,382	13,262	31.1%
Salaries and Employee Benefits	6,799	5,584	21.8%	19,568	17,238	13.5%
Occupancy and Equipment	1,653	1,364	21.2%	4,711	4,088	15.2%
Goodwill and Acquisition Intangible Amortization	232	67	246.3%	564	224	151.8%
Other Noninterest Expense	4,239	4,284	(1.1)%	12,669	11,265	12.5%

Total Noninterest Expense	12,923	11,299	14.4%	37,512	32,815	14.3%
Income Before Income Taxes	8,691	6,944	25.2%	24,799	20,348	21.9%
Income Taxes	2,614	2,236	16.9%	7,525	6,612	13.8%

Net Income	$6,077	$4,708	29.1%	$17,274	$13,736	25.8%

Earnings Per Share, diluted	$0.86	$0.76	13.1%	$2.54	$2.23	13.9%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Quarter Ended
BALANCE SHEET (Average)	September 30, 2003	June 30, 2003	March 31, 2003	December 31, 2002	September 30, 2002
ASSETS
Cash and Due From Banks	$43,453	$37,631	$35,736	$32,610	$32,663
Interest-Bearing Deposits in Banks	18,545	29,228	25,886	14,512	9,655
Investment Securities	453,977	446,945	399,887	365,068	321,747
Mortgage Loans Held for Sale	23,034	18,796	8,274	9,059	4,643
Loans, Net of Unearned Income	1,369,468	1,313,405	1,140,216	1,017,834	989,364
Allowance for Loan Losses	(17,097)	(16,629)	(14,267)	(12,695)	(12,000)
Other Assets	158,708	155,382	117,790	97,432	98,393

Total Assets	$2,050,088	$1,984,758	$1,713,522	$1,523,820	$1,444,465

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-Bearing Deposits	$193,449	$183,952	$166,709	$159,027	$146,818
Interest-Bearing Deposits	1,380,762	1,335,278	1,145,655	1,073,038	1,058,923

Total Deposits	1,574,211	1,519,230	1,312,364	1,232,065	1,205,741
Short-Term Borrowings	78,321	75,918	99,518	42,235	23,361
Securities Sold Under Agreements to Repurchase	20,942	20,828	20,115	16,756	14,054
Long-Term Debt	165,840	157,807	103,112	64,868	39,566
Other Liabilities	23,158	24,744	22,399	27,102	17,973

Total Liabilities	1,862,472	1,798,527	1,557,508	1,383,026	1,300,695
Total Shareholders’ Equity	187,616	186,231	156,014	140,794	143,770

Total Liabilities and Shareholders’ Equity	$2,050,088	$1,984,758	$1,713,522	$1,523,820	$1,444,465

	2003			2002
INCOME STATEMENT	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Interest Income	$24,082	$24,707	$22,612	$21,642	$21,720
Interest Expense	7,383	7,642	6,699	6,447	6,710

Net Interest Income	16,699	17,065	15,913	15,195	15,010
Provision for Loan Losses	1,599	1,574	1,575	1,699	1,500

Net Interest Income After Provision for Loan Losses	15,100	15,491	14,338	13,496	13,510
Total Noninterest Income	6,514	5,996	4,872	4,604	4,733
Total Noninterest Expense	12,923	12,867	11,722	11,217	11,299

Income Before Income Taxes	8,691	8,620	7,488	6,883	6,944
Income Taxes	2,614	2,641	2,270	2,166	2,236

Net Income	$6,077	$5,979	$5,218	$4,717	$4,708

Earnings Per Share, basic	$0.93	$0.92	$0.90	$0.85	$0.83

Earnings Per Share, diluted	$0.86	$0.85	$0.83	$0.79	$0.76

Book Value Per Share	$28.35	$28.18	$27.60	$24.88	$24.71

Return on Average Assets	1.18%	1.21%	1.24%	1.23%	1.29%
Return on Average Equity	12.85%	12.88%	13.56%	13.29%	12.99%
Return on Average Tangible Equity	20.01%	20.22%	19.10%	17.83%	17.41%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

LOANS RECEIVABLE	September 30,			June 30, 2003	December 31, 2002
	2003	2002	% Change
Residential Mortgage Loans:
Residential 1-4 Family	$341,243	$178,589	91.1%	$311,036	$207,130
Construction	39,846	15,241	161.4%	33,119	16,470

Total Residential Mortgage Loans	381,089	193,830	96.6%	344,155	223,600
Commercial Loans:
Real Estate	342,949	246,680	39.0%	322,450	254,688
Business	198,925	154,777	28.5%	194,764	157,288
Commercial Leases	1,823	2,124	(14.2)%	1,900	2,051

Total Commercial Loans and Leases	543,697	403,581	34.7%	519,114	414,027
Consumer Loans:
Indirect Automobile	233,675	217,829	7.3%	234,189	219,280
Home Equity	171,327	121,831	40.6%	165,100	122,799
Automobile	25,838	27,036	(4.4)%	27,216	25,943
Credit Card Loans	8,802	9,406	(6.4)%	8,984	9,432
Other	33,518	29,590	13.3%	34,947	29,411

Total Consumer Loans	473,160	405,692	16.6%	470,436	406,865

Total Loans Receivable	1,397,946	1,003,103	39.4%	1,333,705	1,044,492

Allowance for Loan Losses	(17,482)	(12,518)		(16,772)	(13,101)

Loans Receivable, Net	$1,380,464	$990,585		$1,316,933	$1,031,391

ASSET QUALITY DATA	September 30,			June 30, 2003	December 31, 2002
	2003	2002	% Change
Nonaccrual Loans	$4,056	$2,160	87.8%	$3,813	$3,257
Foreclosed Assets	36	57	(36.8)%	88	156
Other Real Estate Owned	1,926	4,249	(54.7)%	2,021	2,111
Accruing Loans More Than 90 Days Past Due	892	1,371	(35.0)%	1,546	1,086

Total Nonperforming Assets (1)	$6,910	$7,837	(11.8)%	$7,468	$6,610

Nonperforming Assets to Total Assets (1)	0.33%	0.54%	(38.2)%	0.37%	0.42%
Nonperforming Assets to Total Loans + OREO (1)	0.49%	0.78%	(36.5)%	0.56%	0.63%
Allowance for Loan Losses to Nonperforming Loans (1)	353.3%	354.5%	(0.3)%	313.0%	301.6%
Allowance for Loan Losses to Nonperforming Assets (1)	253.0%	159.7%	58.4%	224.6%	198.2%
Allowance for Loan Losses to Total Loans	1.25%	1.25%	0.2%	1.26%	1.25%
Year to Date Charge-offs	$3,573	$3,499	2.1%	$2,509	$4,782
Year to Date Recoveries	$767	$402	90.5%	$592	$569

(1)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets.

DEPOSITS	September 30,			June 30, 2003	December 31, 2002
	2003	2002	% Change
Noninterest-Bearing DDA	$191,257	$151,078	26.6%	$190,212	$159,005
NOW Accounts	420,581	258,520	62.7%	336,951	281,825
Savings and Money Market Accounts	362,737	320,297	13.3%	357,103	319,495
Certificates of Deposit	613,905	482,614	27.2%	641,978	481,907

Total Deposits	$1,588,480	$1,212,509	31.0%	$1,526,244	$1,242,232

4

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	September 30, 2003		September 30, 2002
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$368,491	5.87%	$193,280	7.51%
Commercial Loans (TE) (1)	528,149	5.11%	391,448	6.17%
Consumer and Other Loans	470,963	6.92%	402,472	8.14%
Lease Financing Receivables	1,865	5.41%	2,164	5.42%

Total Loans	1,369,468	5.94%	989,364	7.23%

Mortgage Loans Held for Sale	23,034	5.92%	4,643	6.46%
Investment Securities (TE) (1)(2)	445,602	3.33%	311,415	4.88%
Other Earning Assets	36,099	1.96%	18,093	2.89%

Total Earning Assets	1,874,203	5.24%	1,323,515	6.62%
Allowance for Loan Losses	(17,097)		(12,000)
Nonearning Assets	192,982		132,950

Total Assets	$2,050,088		$1,444,465

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-Bearing Liabilities:
Deposits:
NOW Accounts	$389,478	0.87%	$257,288	1.19%
Savings and Money Market Accounts	362,865	0.73%	316,987	1.37%
Certificates of Deposit	628,419	2.37%	484,648	3.30%

Total Interest-Bearing Deposits	1,380,762	1.52%	1,058,923	2.21%
Short-Term Borrowings	99,263	1.15%	37,415	1.88%
Long-Term Debt	165,840	4.26%	39,566	6.21%

Total Interest-Bearing Liabilities	1,645,865	1.77%	1,135,904	2.34%
Noninterest-Bearing Demand Deposits	193,449		146,818
Noninterest-Bearing Liabilities	23,158		17,973

Total Liabilities	1,862,472		1,300,695
Shareholders’ Equity	187,616		143,770

Total Liabilities and Shareholders’ Equity	$2,050,088		$1,444,465

Net Earning Assets	$228,338		$187,611
Net Interest Spread	$16,699	3.47%	$15,010	4.28%
Tax-Equivalent Benefit	$684	0.21%	$379	0.33%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$17,383	3.68%	$15,389	4.61%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Nine Months Ended
	September 30, 2003		September 30, 2002
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$325,478	6.21%	$194,559	7.70%
Commercial Loans (TE) (1)	496,829	5.35%	366,278	6.42%
Consumer and Other Loans	452,017	7.25%	400,000	8.32%
Lease Financing Receivables	1,940	5.48%	1,500	5.36%

Total Loans	1,276,264	6.24%	962,337	7.47%

Mortgage Loans Held for Sale	16,765	5.66%	5,169	5.96%
Investment Securities (TE) (1)(2)	421,689	3.83%	316,030	5.09%
Other Earning Assets	40,514	1.92%	40,635	1.94%

Total Earning Assets	1,755,232	5.56%	1,324,171	6.73%
Allowance for Loan Losses	(16,074)		(11,464)
Nonearning Assets	176,613		131,696

Total Assets	$1,915,771		$1,444,403

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-Bearing Liabilities:
Deposits:
NOW Accounts	$335,016	0.92%	$254,547	1.22%
Savings and Money Market Accounts	353,421	0.87%	317,691	1.42%
Certificates of Deposit	600,714	2.55%	503,133	3.59%

Total Interest-Bearing Deposits	1,289,151	1.66%	1,075,371	2.39%
Short-Term Borrowings	105,144	1.29%	24,199	2.01%
Long-Term Debt	142,035	4.32%	40,104	6.31%

Total Interest-Bearing Liabilities	1,536,330	1.88%	1,139,674	2.52%
Noninterest-Bearing Demand Deposits	181,470		146,610
Noninterest-Bearing Liabilities	21,561		17,572

Total Liabilities	1,739,361		1,303,856
Shareholders’ Equity	176,410		140,547

Total Liabilities and Shareholders’ Equity	$1,915,771		$1,444,403

Net Earning Assets	$218,902		$184,497
Net Interest Spread	$49,677	3.68%	$44,399	4.21%
Tax-Equivalent Benefit	$1,913	0.23%	$1,005	0.35%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$51,590	3.91%	$45,404	4.56%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.

(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION TABLE

(dollars in thousands, except per share data)

	For the Three Months Ended
	9/30/2003	6/30/2003	9/30/2002
Net Interest Income	$16,699	$17,065	$15,010
Effect of Tax Benefit on Interest Income	684	647	379

Net Interest Income (TE) (1)	17,383	17,712	15,389

Noninterest Income	6,514	5,996	4,733
Effect of Tax Benefit on Noninterest Income	213	211	175

Noninterest Income (TE) (1)	6,727	6,207	4,908

Total Revenues (TE) (1)	$24,110	$23,919	$20,297

Total Noninterest Expense	$12,923	$12,867	$11,299
Less Intangible Amortization Expense	(232)	(248)	(67)

Tangible Operating Expense (2)	$12,691	$12,619	$11,232

Return on Average Equity	12.85%	12.88%	12.99%
Effect of Intangibles (2)	7.16	7.34	4.42

Return on Average Tangible Equity (2)	20.01%	20.22%	17.41%

Efficiency Ratio	55.7%	55.8%	57.2%
Effect of Tax Benefit Related to Tax Exempt Income	(2.1)	(2.0)	(1.5)

Efficiency Ratio (TE) (1)	53.6%	53.8%	55.7%
Effect of Amortization of Intangibles	(1.0)	(1.0)	(0.4)

Tangible Efficiency Ratio (TE) (1)(2)	52.6%	52.8%	55.3%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.

(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.